UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 3, 2006 (February 27, 2006)

UAP Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51035	11-3708834
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7251 W. 4th Street

Greeley, Colorado 80634

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (970) 356-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On February 28, 2006, United Agri Products, Inc. (“UAP”), a wholly owned subsidiary of UAP Holding Corp. (the “Company”), entered into the First Consent, Limited Waiver and Amendment (the “Amendment”) to the Amended and Restated Credit Agreement dated as of November 29, 2004 (the “Credit Agreement”) among UAP, United Agri Products Canada Inc., the other parties designated as “Credit Parties” therein, General Electric Capital Corporation and GE Canada Finance Holding Company, as agents, and the financial institutions from time to time party thereto as lenders. Pursuant to the Amendment, the lenders consented to and waived certain requirements (including notice provisions) relating to the amalgamation of two of UAP’s Canadian subsidiaries and the acquisition by UAP Distribution, Inc. (“UAPDI”) of the 50% joint venture interest in UAP Timberland, LLC (“Timberland”) that UAPDI did not already hold. As a result of UAPDI’s purchase of this joint venture interest for aggregate consideration of approximately $9.7 million plus the discharge of certain indebtedness on March 3, 2006, Timberland became a 100% wholly-owned subsidiary of UAPDI. In addition, the Amendment corrected a cross-reference in Section 3.6 of the Credit Agreement.

ITEM 5.02. Departure of Directors or Principal Officers; Elections of Directors; Appointment of Principal Officers.

Robert Katz has resigned as a director of the Company and UAP effective February 27, 2006. Mr. Katz had been a director of the Company and UAP since November 24, 2003, and had served as a member of the Compensation Committee. Mr. Katz did not have any disagreements with the Company relating to the Company’s operations, policies or practices.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
10.1	First Consent, Limited Waiver and Amendment to Amended and Restated Credit Agreement dated as of February 28, 2006 among United Agri Products, Inc., United Agri Products Canada Inc., General Electric Capital Corporation, GE Canada Finance Holding Company, and the lenders set forth on the signature pages thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAP HOLDING CORP. (Registrant)
March 3, 2006
	By:	/s/ Todd A. Suko
Todd A. Suko
Vice President and Secretary